Contacts:
Yvette Gutierrez - Investor Relations              Bob Gordon - Public Relations
(631) 342-4078                                     (631) 342-2391
yvette.gutierrez@ca.com                            bobg@ca.com

Lisa Savino - Investor Relations
(631) 342-2788
lisa.savino@ca.com


       COMPUTER ASSOCIATES PLEASED WITH PRELIMINARY SECOND QUARTER RESULTS


     ISLANDIA, N.Y., October 3, 2000 - Computer Associates International, Inc. (NYSE: CA) today reported preliminary results indicating that it expects total contract value for the second quarter ending September 30, 2000 to be between $1.67 billion and $1.70 billion, exceeding the $1.605 billion recorded in the second quarter of last year, and the $1.278 billion recorded last quarter. Total contract value, excluding the negative impact of foreign currency, is expected to be in the range of $1.705 to $1.735. CA expects operating earnings per share, which excludes the effect of acquisition amortization, to be in the range of $.50 to $.54. Analysts' expectations varied widely due to market uncertainty with respect to the enterprise software marketplace.

     "We are very pleased with our performance given the current business environment," said Sanjay Kumar, CA's President and Chief Executive Officer. "As preliminary results would indicate, the entire CA team pulled together to deliver approximately $400 million of sequential growth in contract value quarter over quarter. Our software products and services continue to deliver tremendous value to customers around the globe, as more and more enterprises turn to CA to support their mission critical eBusiness requirements. While we are pleased with the progress that we have made against our recovery plan, we intend to stay focused on the challenges and opportunities that are ahead."

     CA emphasized that results are preliminary in nature and could vary when CA reports final results on the evening of October 24, 2000.

     Computer Associates International, Inc. (NYSE: CA), the world's leading business software company, delivers the end-to-end infrastructure to enable eBusiness through innovative technology, services and education. CA has 20,000 employees worldwide and had revenue in excess of $6 billion for the fiscal year ended March 31, 2000. For more information, visit www.ca.com.

     Statements in this release concerning the Company's future prospects are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. There can be no assurances that future results will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the significant percentage of CA's quarterly sales consummated in the last few days of the quarter making financial predictions especially difficult and raising a substantial risk of variance in actual results; changes in industry accounting guidance; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; the risks associated with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either CA or its competition; risks associated with the entry into new markets such as professional services; the risks associated with integrating newly acquired businesses and technologies; increasing dependency on large dollar licensing transactions; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the client/server and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; and other risks described in filings with the Securities and Exchange Commission.